East Tennessee Materials & Energy Corporation
Consolidated Balance Sheets
	June 25, 2001	December 31, 2000
(Amounts in Thousands)	(unaudited)

ASSETS
Current assets
Cash	$ 1	$ -
Accounts receivable, net	170	213
Prepaid expenses	-	14

Total current assets	171	227

Property and equipment, net	17,506	9,480

Intangibles and other assets
Permits, net	1,227	1,277
Lease acquisition costs, net	198	213
Goodwill, net	90	96
Other assets	10	10

Total other assets	1,525	1,596

Total assets	$ 19,202	$ 11,303

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$ 878	$ 1,128
Accrued expenses	549	921
Due to related party	5,050	4,490
Due to Perma-Fix	12,122	3,754
Notes payable	778	928
Current maturities of long-term debt	832	749
Current portion of payroll tax liability	20	20

Total current liabilities	20,229	11,990

Long-term liabilities
Long-term debt, less current maturities	13	15
Payroll tax liability, less current portion	903	903
Long-term closure costs	2,025	-
Other long-term liabilities	220	200

Total long-term liabilities	3,161	1,118

Total liabilities	23,390	13,108

Redeemable Series A Cumulative Preferred Stock	-	1,292

Stockholders' deficit
Common stock; no par value;authorized 4,000,000 shares; issued 2,878,161 and 2,066,700 shares	2,820	1,528
Accumulated deficit	(6,908)	(4,525)
Less treasury stock at cost, 25,000 shares	(100)	(100)

Total stockholders' deficit	(4,188)	(3,097)

Total liabilities and stockholders' deficit	$ 19,202	$ 11,303

East Tennessee Materials & Energy Corporation
Unaudited Consolidated Statements of Operations

	For the six months ended

	June 25,	June 30,
(Amounts in Thousands Except for Per Share Data)	2001	2000

Revenues	$ 167	$ 550
Cost of Goods Sold	127	337

Gross Profit	40	213

Selling, General and Administrative	2,279	876
Depreciation and Amortization	130	237

Loss from Operations	(2,369)	(900)

Other Income (Expense):
Interest Expense	(14)	(101)

Net Loss	(2,383)	(1,001)

Preferred Stock Dividends	(1,954)	(175)

Net Loss Applicable to Common Stock	$ (4,337)	$ (1,176)

East Tennessee Materials & Energy Corporation
Unaudited Consolidated Statements of Cash Flows

	Six Months Ended

	June 25,	June 30,
(Amounts in thousands, Except for Share Amounts)	2001	2000

Cash flows from operating activities:
Net loss	$ (2,383)	$ (1,001)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	130	237
Amortization of debt discount	161	161
Long-term closure costs	2,025	-
Issuance of Common Stock for services	-	75
Cash provided by (used for):
Accounts receivable	(102)	(98)
Prepaid expenses	14	5
Accounts payable	(250)	(105)
Accrued expenses and other liabilities	(376)	199

Net cash used by operating activities	(781)	(527)

Cash flows from investing activities:
Capital expenditures, net of disposals	(8,040)	(2,050)
Expenditures obtaining permits	(22)	(91)

Net cash used by investing activities	(8,062)	(2,141)

Cash flows from financing activities:
Billings and advances from related party	560	2,130
Proceeds from notes payable and long term debt	-	495
Payments on notes payable and long term debt	(84)	(7)
Billings and advances from Perma-Fix	8,368	50

Net cash provided by financing activities	8,844	2,668

Net Increase (Decrease) in cash	1	-

Cash, beginning of period	-	-

Cash, ending of period	$ 1	$ -

Supplemental cash flow information:
Cash paid for interest	$ 2	$ 11
Non cash investing and financing activities:
Accrual of preferred stock dividends	67	67
Accretion of redemption value of preferred stock	107	107
Conversion of Series A Preferred Stock to M&EC Common Stock	1,466	-
Note payable offset with accounts receivable	(145)	-

East Tennessee Materials & Energy Corporation
Notes to Consolidated Financial Statements
June 25, 2001
(unaudited)

Reference is made herein to the notes to consolidated financial statements included in the Audited Consolidated Financial Statements of East Tennessee Materials & Energy Corporation ("M&EC" or the "Company") for the year ended December 31, 2000.

1.

Summary of Accounting Policies

 Nature of Operations. M&EC was formed in December 1997, to build and operate a mixed waste treatment facility to process waste pursuant to three broad spectrum contracts that were awarded to M&EC. We hired individuals with the skills to benefit our company, and during the period of construction we provided engineering and consulting services to the hazardous mixed waste storage, analysis, treatment and disposal industry. Primary customers of the Company are currently United States Department of Energy contractors. In June 1999, the Company obtained the necessary federal and state permits to operate a facility to treat low-level radioactive and hazardous waste. The Company completed construction of the treatment facility located in Oak Ridge, Tennessee (the "Oak Ridge Facility"), in June 2001, and the Oak Ridge Facility became operational during the third quarter of 2001. The Company was acquired by Perma-Fix Environmental Services, Inc ("Perma-Fix"). effective June 25, 2001.

Significant Accounting Policies. Our accounting policies are as set forth in the notes to consolidated financial statements referred to above.

2.

Property, Plant and Equipment

The Company incurred approximately $8.0 million of additional costs to complete the construction of its treatment facility. The Company capitalized approximately $423,000 and $162,000 of interest expense to construction in progress during the six months ending June 25, 2001 and June 30, 2000, respectively.

3.

Perma-Fix Acquisition

On June 25, 2001, the Company was acquired by Perma-Fix Environmental Services, Inc. ("Perma-Fix") pursuant to the terms of the Stock Purchase Agreement, dated January 18, 2001, (the "Purchase Agreement"). Pursuant to the terms of the Purchase Agreement, all of the outstanding voting stock of the Company was acquired by Perma-Fix and the Company with (a) the Company acquiring 20% of its own outstanding shares of voting common stock (held as treasury stock), and (b) Perma-Fix acquiring all of the remaining outstanding shares of the Company's voting common stock (the "Acquisition"). As a result, Perma-Fix now owns all of the issued and outstanding voting capital stock of the Company.

In March 2001, in contemplation of the Acquisition, the Company's Series A Preferred stockholders converted each preferred share into three shares of common stock and the Series A Preferred Stock was eliminated. In addition, the Company's Board authorized the issuance of 1,500,000 shares of preferred stock, of which 1,467,396 were designated as Series B Preferred Stock as described below.

Perma-Fix issued 1,597,576 shares of its common stock valued at $2,396,000, or $1.50 per share, in exchange for all of the Company's remaining outstanding common stock. Of the common shares issued, 947,733 were issued in satisfaction of $357,600 of the Company's notes payable and $1,064,000 of long-term debt. In addition, as partial consideration of the Acquisition, the Company issued shares of its newly designated Series B Preferred Stock to former common shareholders of the Company having a stated value of approximately $1,285,000. The Series B Preferred Stock is non-voting and non-convertible, has a $1.00 liquidation preference per share and may be redeemed at $1.00 per share at the option of the Company at any time after one year from the date of issuance. Following the first 12 months after the original issuance of the Series B Preferred Stock, the holders of the Series B Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors of the Company out of legally available funds, dividends at the rate of 5% per year per share applied to the amount of $1.00 per share, which shall be fully cumulative. As a condition to the closing of the acquisition, Perma-Fix also issued 346,666 shares of the Common Stock to certain creditors of the Company in satisfaction of $520,000 of the Company's liabilities, of which $350,000 was in satisfaction of an unsecured note payable. At the date of closing, Perma-Fix advanced funds to the Company to pay certain liabilities to the IRS ($50,000), 401(k) plans ($1,336,000) and certain long-term debt holders ($434,000), in the aggregate amount of $1,820,000.

Prior to the date of acquisition, Perma-Fix provided design and construction services under a subcontract agreement with the Company. As of the date of acquisition, Perma-Fix had loaned and advanced the Company approximately $2.3 million for working capital purposes and had billed approximately $9.8 million under the subcontract agreement, of which approximately $2,641,000 had been billed during 2000. As of December 31, 2000 and June 25, 2001, $3,754,410 and 12,122,000, respectively was due Perma-Fix for billings and advances related to the construction of the facility.

As a condition to the closing of the Acquisition, the Company entered into an installment agreement with the IRS relating to withholding taxes owing by the Company in the amount of $923,496 ("Installment Agreement"). The Installment Agreement provides for the payment of such withholding taxes over a term of approximately eight years. In addition, as a condition to such closing, one of the Company's shareholders, Performance Development Corporation ("PDC"), and two corporations affiliated with PDC, PDC Services Corporation ("PDC Services") and Management Technologies, Inc. ("MTI") each entered into an installment agreement with the IRS relating to withholding taxes owing by each of PDC, PDC Services and MTI ("PDC Installment Agreement"). The PDC Installment Agreement provides for the payment of semi-annual installments over a term of eight years in the aggregate amount of approximately $3,714,000. The Installment Agreement and the PDC Installment Agreement provide that (a) Perma-Fix does not have any liability for any taxes, interest or penalty with respect to the Company, PDC, PDC Services or MTI; (b) the Company will be solely liable for paying the obligations of the Company under the Installment Agreement; (c) the IRS will not assert any liability against Perma-Fix, the Company or any current or future related affiliate of Perma-Fix for any tax, interest or penalty of PDC, PDC Services or MTI; and (d) as long as the payments by the Company under the Installment Agreement are made timely, the IRS will not file a notice of a federal tax lien, change or cancel the Installment Agreement. Perma-Fix did not acquire any interest in PDC, PDC Services or MTI.

Prior to the closing of the Acquisition, PDC had advanced monies to, and performed certain services for the Company aggregating approximately $3,700,000. Amounts due to PDC for such advances and services were $4,490,000 and $5,050,000 at December 31, 2000 and June 25, 2001, respectively. In payment of such advances and services and as a condition to closing, the Company issued a promissory note, dated June 7, 2001, to PDC in the principal amount of approximately $3,700,000. The promissory note is payable over eight years to correspond to payments due to the IRS under the PDC Installment Agreement. PDC has directed the Company to make all payments under the promissory note directly to the IRS to be applied to PDC's obligations under the PDC Installment Agreement.

In connection with the closing of the Acquisition, Perma-Fix also made corrective contributions to the Company's 401(k) Plan and to the PDC 401(k) Plan. The amounts paid to the PDC Plan by Perma-Fix reduced the Company's accounts payable to PDC.

The Company recently completed the construction of its low-level radioactive and hazardous waste ("mixed waste") treatment facility in Oak Ridge, Tennessee. The 125,000 square-foot facility, located on the grounds of the Oak Ridge K-25 Weapons Facility of the Department of Energy ("DOE"), will use Perma-Fix's various proprietary technologies to treat mixed waste coming from governmental, institutional and commercial generators nationwide. The Company operates under both a hazardous waste treatment and storage permit and a license to store and treat low-level radioactive waste. The Company also has three subcontracts with Bechtel-Jacobs Company, LLC, DOE's site manager, which were awarded in 1998 and cover the treatment of legacy, operational and remediation nuclear waste. The facility began accepting waste in June 2001 and became fully operational during the third quarter of 2001.

Upon the acquisition of the Company, Perma-Fix accrued for the estimated closure costs, determined pursuant to RCRA guidelines, for the Company's facility. This accrual, recorded at $2,025,000, represents the potential future liability to close and remediate the facility, should such a cessation of operations ever occur. No insurance or third party recovery was taken into account in determining the cost estimates or reserve, nor do the cost estimates or reserve reflect any discount for present value purposes. These estimated closure costs were not accrued by the Company until June 2001 since the construction of the facility had not been substantially completed until then.